CERTIFICATE ESTABLISHING AND DESIGNATING
                   THE RIGHTS, PREFERENCES AND RESTRICTIONS OF
                           SERIES A PREFERRED STOCK OF
                      DIGITAL COMMERCE INTERNATIONAL, INC.

         Pursuant to the provisions of Section 151 of the General Corporation Code of the State of Delaware, as amended, and pursuant to the authority expressly vested in the Board of Directors of Digital Commerce International, Inc., a Delaware corporation (the "Corporation"), by Article IV of the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation, acting by unanimous written consent dated as of _________, fixed and determined the voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options and other special or relative rights of a series of the Corporation's Series A Preferred Stock, hereinafter designated as the "Series A Preferred Stock," consisting of 500,000 shares of the Corporation's total ________shares of authorized preferred stock, not of which (prior to the filing of this Certificate) have been designated.

         The undersigned, the duly elected and acting president and secretary of the Corporation, respectively, hereby certify and acknowledge that the resolutions set forth immediately below were duly adopted as such written consent resolution:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, as amended, a series of preferred stock of the Corporation be, and hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Preferred Stock, to consist of 500,000 shares, par value $0.001 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation, as amended) as follows:

     1. Designation.

     500,000 shares of preferred stock shall be designated and known as the "Series A Preferred Stock." Such number of shares may be increased or decreased by resolution of the Board of Directors of the Corporation after obtaining the consent of a majority in interest of the holder(s) of the then-outstanding shares of Series A Preferred Stock; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of such shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     2. Dividend Provisions.

          a.   From  and  after  the  date  hereof,  when  and if the  Board  of
               Directors of the Corporation shall declare a dividend or distribution payable with respect to the then-outstanding shares of Common Stock of the Corporation, the holders of the Series A Preferred Stock shall be entitled to the amount of dividends per share in an amount equal to ten times the amount, and in the same form, as such Common Stock dividends that would be payable on the largest number of whole shares of Common Stock into which a holder's aggregate shares of Series A Preferred Stock could then be converted pursuant to Section 4 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

          b. In addition to Section 2(a) above, each share of Series A Preferred Stock, shall be entitled to receive a mandatory dividend equal to ___% per year of the Original Issue Price (as defined below) thereof. Such dividend shall be payable semi-annually on each succeeding six and 12 month anniversary of the first issuance, solely by the issuance of additional shares of Series A Preferred Stock, at a price per share equal to the Original Issue Price thereof, and not in cash.

     3. Liquidation Preference; Seniority

     (a) The Corporation may not issue any additional classes or series of preferred stock with a liquidation preference, dividend or other rights senior or in pari pasu to the Series A Preferred Stock except pursuant to Section 10 hereof.

     (b) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, (collectively, a "Liquidation"), before any payment of cash or distribution of other property shall be made to the holders of the Common Stock or any other class or series of stock subordinate in liquidation preference to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, the Original Issue Price per share (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series A Preferred Stock after issuance) and accrued and unpaid dividends thereon (the "Series A Liquidation Preference"). As used herein, the "Original Issue Price" per share is $____.

          c. If, upon any Liquidation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they shall be entitled, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to Section 3(b).

          d. After the distributions described in Section 3(c) above have been paid, subject to the rights of other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

     4. Conversion.

     The holders of the Series A Preferred Stock shall have conversion rights, through and including the Conversion Termination Date (as defined below), as follows (the "Conversion Rights"):

     (a) Automatic Conversion. Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into ten (10) fully paid and nonassessable shares of Common Stock upon the occurrence of either (i) the acquisition of control of the Company by a party not affiliated with current management, or
(ii) the achievement of the Company of a cumulative credit card transaction volume exceeding $2 billion ($2,000,000,000).

     (b) Conversion Ratio. Each share of Series A Preferred Stock shall be converted into ten (10) shares of Common Stock (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment as set forth in subparagraph 4(e). No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

     (c) Mechanics of Conversion. Upon the occurrence of the event specified in subparagraph (b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date of the occurrence of the event specified in subparagraph 4(a), as the case may be, and such date is referred to herein as the "Conversion Date." Subject to the provisions of subparagraph 4(e)(vii), as promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 4(e). Subject to the provisions of subparagraph 4(e)(vii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

         (d)      No Fractional Shares and Certificate as to Adjustments.

                  (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                  (ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to Section 4(e), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

          (e) Conversion Ratio Adjustments. The Conversion Ratio shall be subject to adjustment from time to time as follows:

                  (i) Common Stock Issued at Less Than the Conversion Ratio. If the Corporation shall issue any Common Stock without consideration or for a consideration per share less than the Conversion Ratio in effect immediately prior to such issuance, the Conversion Ratio in effect immediately prior to each such issuance shall immediately (except as provided below) be adjusted so that the owners of the Series A Preferred Stock are not diluted in terms of their ownership of the Corporation.

                  (ii) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Ratio in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Ratio shall be made whenever any event specified above shall occur.

                  (iii) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidence of indebtedness of the Corporations or any Subsidiary or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 5(f) (iii) above), or (iv) of rights or warrants (excluding those referred to in subparagraph 4(e)(i) above), in each such case the Conversion Ratio in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Ratio per share on such record date, less (B) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Ratio then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Ratio which would then be in effect if such record date had not been fixed.

                  (iv) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

     (f) Rounding of Calculations; Minimum Adjustment. All calculations under this subparagraph (f) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 5 to the contrary notwithstanding, no adjustment in the Conversion Ratio shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

     (g) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph (e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B); provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

     (h) Statement Regarding Adjustments. Whenever the Conversion Ratio shall be adjusted as provided in subparagraph 4(e), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Ratio that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's Chief Financial Officer, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 4(j).

     (i) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Ratio), (iii), (iv) or (v) of subparagraph 4(e), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in subparagraph 4(i), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Ratio and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (j) Treasury Stock. For the purposes of this paragraph 5, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

         (k) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

     (l) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

     (m) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

     (n) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Ratio to be less than the par value, if any, of the Common Stock).

     5. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Rights and Exchange Right of the holders of the Series A Preferred Stock against impairment.

     6. Notices.

     Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given on the date of service if served personally on the party to whom notice is to be given, or on the date of transmittal of services by facsimile transmission to the party to whom notice is to be given, and addressed to each holder of record at his address appearing on the books of the Corporation.

     7. Voting Rights. Holders of Series A Preferred Stock shall have voting rights equal to that of ten (10) Common Shares on all matters, including with respect to the election of directors of the Corporation.

     8. Protective Provisions

     (a) Subject to the rights of any series of preferred stock that may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of all of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting separately as a series:

                  (i) Amend its Certificate of Incorporation so as to affect adversely the shares of Series A Preferred Stock or any holder thereof (including by creating any additional classes or series of preferred stock with a liquidation preference, dividend or other rights senior to the Series A Preferred

                  (ii) Change the rights of the holders of the Series A Prefered Stock in any other respect.

     8. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section hereof, the shares so converted or exchanged shall be canceled and shall not be reissuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock."

     IN WITNESS WHEREOF, said Digital Commerce International, Inc. has caused this Certificate of Designation to be signed by Michael Kang, its Chief Executive Officer and John W. Combs, its Secretary this _____ day of February, 2000.

                                            Digital Commerce International, Inc.

                                        By:
                                           -------------------------------------
                                           Michael Kang, Chief Executive Officer

                                        By:
                                           -------------------------------------
                                           John W. Combs, Secretary